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                                                                      EXHIBIT 99

[TUTOGEN LOGO]

FOR IMMEDIATE RELEASE
Contact:

Michael Brod Associates                                  Tutogen Medical, Inc.
Michael Brod                                             George Lombardi, CFO
917-576-1043                                             973-365-2799
mb@michaelbrod.com                                       glombardi@tutogen.com


              TUTOGEN MEDICAL, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

         CLIFTON, N.J., July 17, 2002 (AMEX: TTG) The Board of Directors of Tutogen Medical, Inc. declared a dividend distribution of one Preferred Share Purchase Right for each outstanding share of its common stock to shareholders of record on July 31, 2002.

         THE COMPANY STATED THAT THE RIGHTS, WHICH EXPIRE ON JULY 30, 2012, ARE DESIGNED TO ASSURE THAT ALL OF TUTOGEN'S SHAREHOLDERS RECEIVE FAIR AND EQUAL TREATMENT IN THE EVENT OF ANY PROPOSED TAKEOVER OF THE COMPANY AND TO GUARD AGAINST ABUSIVE TACTICS TO GAIN CONTROL OF THE COMPANY WITHOUT PAYING ALL SHAREHOLDERS A PREMIUM FOR THAT CONTROL. THE RIGHTS BEING ADOPTED ARE IN RESPONSE TO THE GENERAL TAKEOVER ENVIRONMENT AND ARE INTENDED TO ENABLE ALL TUTOGEN SHAREHOLDERS TO REALIZE THE LONG-TERM VALUE OF THEIR INVESTMENT IN THE COMPANY. EACH RIGHT WILL ENTITLE ITS HOLDER TO PURCHASE, AT THE RIGHT'S THEN CURRENT EXERCISE PRICE, A NUMBER OF TUTOGEN'S COMMON SHARES HAVING A MARKET VALUE OF TWICE SUCH PRICE. THE RIGHTS SHOULD ENCOURAGE ANYONE SEEKING TO ACQUIRE THE COMPANY TO NEGOTIATE IN GOOD FAITH WITH ITS BOARD OF DIRECTORS.

         Tutogen Medical, Inc. is engaged in the processing, distribution and development of biological implant products made from human (allograft) and animal (xenograft). Tutogen utilizes its patented Tutoplast(R)process of tissue preservation and viral inactivation, to manufacture bioimplants used across multiple medical market segments including spinal/trauma, urology, dental, ophthalmology, and general surgery. The Company's Tutoplast(R)products are sold and distributed worldwide by Centerpulse, formerly Sulzer Medica (NYS: CEP), the Mentor Corporation (NMS: MNTR), IOP, Inc. and through subsidiaries in the U.S. and Germany. For more information, visit the Company's web site at http://www.tutogen.com.

         Certain statements in this news release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission could affect such result.